UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
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Dear Fellow Shareholders,

The annual combined general meeting of shareholders is quickly approaching on June 27, 2018, and your vote is important. By now you should have received a copy of our proxy statement and, in particular, we want to highlight:

–	Item No. 14 regarding the authorization of warrants (BSAs) to our non-employee directors,

–	Item No. 20 regarding the authorization to grant a customary over-allotment option for any issuance pursuant to the overall authorization, also known as a “greenshoe” proposal, and

–	Item No. 11 with respect to the renewal of our statutory auditor.

ISS, a proxy advisor, has recommended “FOR” all items on the ballot except for these three proposals. While we respect ISS’s report, we disagree with their conclusions.

We believe our BSA program is beneficial to shareholders overall, aligns directors’ interests with our shareholders and allows us to compete for director talent in a highly competitive industry.

Because Criteo is incorporated in France, but reports to the Securities and Exchange Commission as a U.S. domestic registrant, is listed on Nasdaq and competes largely with U.S. companies (including for executive and director talent), Criteo’s Board and Compensation Committee must carefully balance its considerations between French law and U.S. market norms. Under French law, non-employee directors may not be granted stock options or restricted stock awards. Non-employee directors may only be compensated in cash via their attendance fees. Yet, directors are expected in the U.S. market and under the AFEP-MEDEF Code in France to own stock to align their interests with other shareholders, and Criteo’s Board fully agrees. Equity ownership and alignment are essential components of our corporate governance and compensation philosophy.

In addition, the vast majority of public software companies in the U.S. provide annual equity compensation to directors, as do all of the members of our U.S. peer group. Given that our Board includes key U.S.-based directors, we must compensate consistent with U.S. market norms to attract and retain the best talent.

To balance these tensions, Criteo has created a framework in which the non-employee directors are granted the right to purchase BSAs with a portion of their cash-based attendance fees. In accordance with French law, the acquisition of BSAs by our non-employee directors is subject to the payment of a subscription price that must be at least equal to the fair market value of such BSAs on the date of grant. To account for this, these directors receive additional compensation equivalent in value to the subscription price for the BSAs. The directors are expected to purchase BSAs with the cash received. However, it is important to note that the directors are not required to pay the subscription price and purchase the BSAs; they could instead simply accept the cash.

Greater cash payments are not our preferred outcome—the Board believes that share ownership and alignment through BSA purchases is the best result for Criteo and our shareholders—but we may need to rely solely on cash fees if shareholders reject this proposal. Furthermore, because the directors do not receive any direct equity grants under our current framework, we believe the application of ISS’s equity model is inappropriate, especially in light of the minimal authorization requested—150,000 BSAs, which would account for just 0.2% dilution on basic shares outstanding. Additionally, we note that the BSAs vest over 4 years, contrary to ISS’s report, which serves to further director retention and alignment with long-term shareholders. Lastly, we note that this portion of the directors’ compensation is only part of our broader equity compensation program that has been designed to be shareholder-friendly and reasonable: Criteo’s director pay level is generally at the market median (both on a per-director basis and in the aggregate) and our total annual equity burn rate is within our peer range and ISS’s U.S. guidelines.

Our Board also recommends that you vote in favor of Item No. 20. We separately request shareholder authorization with respect to issuances of securities without preemptive rights of up to 10% of Criteo’s outstanding capital, which falls within ISS’s recommended guidelines. However, ISS recommends against the authorization to grant a customary over-allotment option (a “greenshoe”) for any issuance pursuant to the overall authorization because the total grant could exceed their 10% limit. We understand the desire for limits, but we disagree with arbitrary limits. Any potential over-allotment would be capped at 15% of the initial issuance, i.e., a maximum of just 11.5% of the outstanding capital or 1.5% over ISS’s limit. This additional flexibility, however, would allow Criteo or its underwriters to better stabilize our stock in the event of an underlying issuance to the benefit of all shareholders.

In addition, we note that ISS recommended against Item No. 11 with respect to the renewal of our statutory auditor, RBB Business Advisors (“RBB”), because we have not disclosed audit fees. To answer ISS and to resolve any confusion, we can confirm that fees paid to RBB in 2017 consisted of €52,799 for performing the audit of the Company’s statutory and consolidated financial statements and €7,500 for preparing the related audit report. RBB did not perform any other services for the Company and so did not receive any non-audit fees.

Finally, we have received questions from shareholders regarding the vote requirement indicated in ISS’s report. To be clear, ISS is correct that broker non-votes will not be counted; however, because of the voting mechanics implemented by the ADS depositary, Criteo will not have any broker non-votes at the general meeting. For more information, please see our Definitive Proxy Statement for the Annual Combined General Meeting of Shareholders to be held on June 27, 2018, filed with the Securities and Exchange Commission on April 30, 2018, in particular the section captioned “Questions and Answers About the Annual General Meeting—How will the Ordinary Shares underlying my ADSs be voted if I do not provide voting instructions to the Depositary or my broker, bank or other nominee?”

Your vote is important. If you have any questions, please do not hesitate to contact Innisfree M&A Incorporated, our proxy solicitor, at (888) 750-5834 and outside the United States at +1 (412) 232-3651. Thank you.